CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated June 24, 2011, accompanying the financial statements of Insured Municipals Income Trust, Series 429, California Insured Municipals Income Trust, Series 184 and Pennsylvania Insured Municipals Income Trust, Series 253 (included in Van Kampen Focus Portfolios, Municipal Series
345) as of February 28, 2011, and for each of the three years in the period then ended February 28, 2011 and the financial highlights for each of the five years in the period ended February 28, 2011, contained in this Post-Effective Amendment No. 10 to Form S-6 (File No. 333-45240) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
June 24, 2011